Exhibit 99.1


Contact Information:

Clyde A. McArthur
(770) 631-9488
cmcarthur@bankofgeorgia.com


                            GEORGIA BANCSHARES, INC.
                          REPORTS FIRST QUARTER RESULTS

PEACHTREE CITY, GA, April 24, 2003 - Georgia Bancshares, Inc., (OTC BB:GABA), the parent company of The Bank of Georgia, today announced net income for the first quarter of 2003 of $272,619, or $.12 per share. Same quarter earnings for 2002 were $97,322, or $.05 per share. Bank assets totaled $184,304,773 at March 31, 2003 as compared to $131, 619,981 at March 31, 2002. For more information about Georgia Bancshares, Inc., visit www.georgiabancshares.com.

Based in Peachtree City, GA, Georgia Bancshares, Inc. is a bank holding company that provides traditional bank services to small businesses and consumers through its subsidiary, The Bank of Georgia. The Bank of Georgia opened for business in February, 2000, and has locations in Peachtree City, Fayetteville and Newnan, GA, and is constructing a fourth facility in Tyrone, GA. The Tyrone, GA, office will open during the summer of 2003. A full-service bank, The Bank of Georgia provides a broad array of services, including checking accounts, money market accounts, certificates of deposit, commercial loans, construction loans, consumer loans, including home equity lines of credit, credit cards, drive-through windows, on-line banking, and Visa check cards. For more information about The Bank of Georgia, visit www.bankofgeorgia.com.

Except for the historical information contained herein, the matters discussed in this press release may be deemed to be forward-looking statements that involve risks and uncertainties, including changes in economic conditions, changes in policies by regulatory agencies, fluctuations in interest rates, demand for loans and competition. Actual strategies and results in future periods may differ materially from those currently expected. These forward-looking statements represent the Company's judgment as of the date of this release. The Company disclaims, however, any intent or obligation to update these forward-looking statements.